Exhibit 10.5

Nicholas Khadder

December 3, 2013

Re: Promotion

Dear Nick:

On behalf of Amyris, I want to congratulate you on your promotion to Senior Vice President, Legal and General Counsel of Amyris, Inc. effective December 1, 2013. The revised terms of your employment are as follows:

Position

You will be employed full-time by Amyris as General Counsel reporting to me, John Melo, CEO.

Salary

Your base salary will be $300,000.00 per year ($25,000.00 per month) payable in accordance with Amyris’ regular payroll schedule which is currently semi-monthly. This new salary will be paid retroactively to August 1, 2013.

Bonus

You will be eligible for a discretionary performance-based bonus, with your annual bonus target being up to thirty percent (30%) of your earned base salary. Such bonus will be payable and vest provided that (i) you achieve certain performance objectives to be determined in connection with the relevant bonus year and (ii) you are still employed by Amyris at year-end and when the bonus is paid out. Such bonus shall be paid no later than March 15 of the year following the year in which the bonus vests.

Equity

As part of your promotion, Amyris will recommend to the Board or the relevant committee of the Board that you be granted (i) an option to purchase 100,000 shares of common stock of Amyris; and (ii) an award of 66,500 restricted stock units (“RSUs”). The option would have an exercise price per share equal to the fair market value of a share of Amyris common stock on the date of grant (generally the closing price of Amyris common stock on NASDAQ as of the date of grant) and vest as follows: (i) twenty-five percent (25%) of the shares subject to the option would vest on October 1, 2014, and (ii) the balance of the shares subject to the option would vest in a series of thirty-six (36) equal monthly installments upon completion of each additional month of employment with Amyris thereafter. The RSU award would vest in equal annual installments over three years from the vesting commencement date, which will be set as of the first business day of the relevant fiscal quarter by the Board or relevant committee of the Board based on effective date of your new role (October 1, 2013). Any option(s) or RSU award(s) granted to you will be granted as of a date set in accordance with Amyris’ standard equity award granting policy and subject to the then-current terms and conditions of the relevant Amyris equity plan and agreements.

Termination of Employment and Change of Control

You will be eligible to participate in the Amyris Executive Severance adopted by the Leadership Development and Compensation Committee on November 6, 2013.

Nick, Thank you for all your hard work and contributions to the success of Amyris. I look forward in working with you in the future.

Sincerely,

/s/ John G. Melo

John G. Melo

Chief Executive Officer